EXHIBIT 99.1

INNOVA PURE WATER, INC.

SENIOR FINANCIAL OFFICERS

CODE OF ETHICS

GENERAL PHILOSOPHY

The chief executive officer and the chief financial officer (collectively "Senior Financial Officers") are responsible for the integrity of Innova, Inc. ("Innova") financial reporting and system of internal accounting and controls.  The honesty, integrity and sound judgment of each Senior Financial Officer is fundamental to the reputation and success of Innova.

While all employees, officers, and directors are required to adhere to the Innova Code of Ethics, the professional and ethical conduct of Senior Financial Officers is essential to the proper function and success of Innova.

SENIOR FINANCIAL OFFICERS CODE OF ETHICS

To the best of their knowledge, each Senior Financial Officer of Innova must:

(i)

Act with honesty and integrity, avoid actual or apparent conflicts of interest in personal and professional relationships.

(ii)

Not put their personal interests ahead of the interests of Innova or its shareholders.

(iii)

Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable.

(iv)

Comply with applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other appropriate private and public regulatory agencies.

(v)

Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

(vi)

Respect the confidentiality of information acquired in the course of employment.

(vii)

Share knowledge and maintain skills necessary and relevant to Innova's needs.

(viii)

Proactively promote ethical and honest behavior within the Innova environment.

(ix)

Assure responsible use of and control of all assets, resources and information of Innova.

Each Senior Financial Officer is expected to adhere to the Code of Ethics for Senior Financial Officers at all times.  The board of directors shall have the sole and absolute authority to approve any deviation or waiver from the Code of Ethics for Senior Financial Officers.  Any waiver and the grounds for such waiver for a Senior Financial Officer shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.  Additionally, any change of this Code of Ethics for Senior Financial Officers shall be promptly disclosed to shareholders.

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